Exhibit 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                             (Dollars in thousands)
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                                   Three Months Ended               Six Months Ended
                                        June 30,                        June 30,
                               ---------------------------    ---------------------------
                                   1998           1997            1998           1997
                               ------------   ------------    ------------   ------------

Net Income (Numerator)         $     43,544   $     44,338    $     83,345   $     78,802
                               ============   ============    ============   ============
Weighted average common
 and effect of dilutive
 shares used in the
 computation of net
 income per share:
     Average shares
      outstanding - basic
      (denominator)              50,479,901     50,469,367      50,480,627     50,479,879
     Effect of dilutive
      shares:
        Options outstanding         310,130        267,545         313,928        249,480
        Options exercised                27            330             283            495
        Options cancelled             9,210          1,138           4,605          1,284
                               ------------   ------------    ------------   ------------
     Average share
      outstanding - diluted
      (denominator)              50,799,268     50,738,380      50,799,443     50,731,138


Net Income per common share:
     Basic                     $       0.86   $       0.88    $       1.65   $       1.56
     Diluted                           0.86           0.87            1.64           1.55
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